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                                                                     EXHIBIT 8.1

                [McGUIRE, WOODS, BATTLE & BOOTHE LLP LETTERHEAD]


                                January 4, 1999



CSX Corporation
One James Center
901 East Cary Street
Richmond, Virginia 23219

Ladies and Gentlemen:

     We have been requested, as your special tax counsel, to render federal tax advice in connection with the Registration Statement on Form S-3 (File No. 333-68885) (the "Registration Statement") filed by CSX Corporation (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the Company's Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Depositary Shares, Common Stock and Common Stock Warrants, from the sale of which the Company may receive proceeds of up to $800,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering.

     We have reviewed the statements set forth in the Registration Statement under the heading "United States Taxation" and hereby advise you that such statements, insofar as they are, or refer to, statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to us under the heading "United States Taxation" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe LLP